Exhibit 99.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

[•], 2024

To Each of the Persons Listed

on Schedule A Attached Hereto

Re: Federal Constitutional Issues Related to SWEPCO Storm Recovery Funding LLC Series 2024-A Senior Secured Storm Recover Bonds

Ladies and Gentlemen:

We have served as special counsel to Southwestern Electric Power Company, a Delaware corporation (“SWEPCO”), in connection with the issuance and sale on the date hereof by SWEPCO Storm Recovery Funding LLC, a Louisiana limited liability company (the “Issuer”), of $343,125,383 aggregate principal amount of the Issuer’s Series 2024-A Senior Secured Storm Recovery Bonds (the “Bonds”), which are more fully described in the Prospectus dated November 1, 2024. The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [•], 2024, among SWEPCO, the Issuer and the Representatives of the Underwriters named in Schedule I to the Underwriting Agreement. The Bonds are being issued pursuant to the provisions of the Indenture dated as of the date hereof, as supplemented by the Trustee’s Issuance Certificate dated as of the date hereof (together with the Indenture, the “Indenture”), among the Issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary. Under the Indenture, the Indenture Trustee holds, among other things, storm recovery property as described below (the “Storm Recovery Property”) as collateral security for the payment of the Bonds. All capitalized terms used herein and not otherwise defined shall have the meaning Specified in Appendix A to the Indenture unless the context clearly indicates otherwise.

“Storm recovery property” is defined in the Louisiana Revised Statutes, Title 45, codified at La. R.S. 45:1226-1240, titled the “Louisiana Electric Utility Storm Recovery Securitization Act ” (the “Securitization Act”). The Storm Recovery Property was created in favor of SWEPCO, pursuant to a financing order (the “Order”) issued by the Louisiana Public Service Commission (the “LSPC”) on July 3, 2024, in Docket No. U-36174; and the Storm Recovery Property was assigned to the Issuer pursuant to the provisions of the Storm Recovery Property Purchase and Sale Agreement dated as of the date hereof between SWEPCO and the Issuer in consideration for the payment by the Issuer to SWEPCO of the proceeds of the sale of the Bonds, net of certain issuance costs. The Storm Recovery Property includes the right to impose, bill charge, collect and receive certain “nonbypassable” charges described in the Order (the

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“Charges”). Pursuant to Section 1227(15) of the Securitization Act, “storm recovery charges” means amounts authorized by the LSPC to recover, finance, or refinance storm recovery costs, financing costs, and costs to replenish or fund a storm recovery reserve to such level as the LSPC may authorize in a financing order. The Charges may be periodically adjusted, in the manner authorized in the Order, in order to enhance the probability that the revenues received by the Issuer from the Charges are sufficient to (i) amortize the Bonds pursuant to the amortization schedule to be followed in accordance with the provisions of the Bonds and the Indenture, (ii) pay interest thereon and related fees and expenses, and (iii) maintain the required reserves for the payment of the Bonds.

The Order was issued in response to an application for its issuance that was filed by SWEPCO with the LSPC pursuant to the provisions of the Securitization Act. The Order became final and not subject to further appeal on August 20, 2024.

Questions Presented and Opinions

You have requested our opinion as to:

(a) whether the State Pledge (as defined below) creates a contractual relationship between the State of Louisiana (the “State”) and the holders of the Bonds (the “Holders”) that falls within the scope of the “contract clause” of the U.S. Constitution (Article I, Section 10 (the “Federal Contract Clause”));

(b) whether the Holders could challenge successfully under the Federal Contract Clause the constitutionality of either any legislation passed by the Louisiana legislature (the “Legislature”) which becomes law (a “Legislative Action”), or any action of the LSPC related to its exercise of its constitutionally granted powers (a “LPSC Action”, and together with a Legislative Action, a “State Action”), including rescission or amendment of the Securitization Act or the Order, that in each case impairs the value of the Storm Recovery Property or the Charges (other than as contemplated under true-up and refinancing mechanisms contemplated by the Securitization Act and the Order) so as to impair (i) the terms of the Indenture or the Bonds or (ii) the rights and remedies of the Holders (or the Indenture Trustee acting on their behalf) (any impairment described in clause (i) or (ii) being referred to herein as an “Impairment”) prior to the time that the Bonds are fully paid and discharged;

(c) whether preliminary injunctive relief would be available under federal law to delay implementation of State Action that impairs the value of the Storm Recovery Property or otherwise cause an Impairment pending final adjudication of a claim challenging such State Action in U.S. federal court and, assuming a favorable final

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adjudication of such claim, whether relief would be available to enjoin permanently the implementation of the challenged State Action; and

(d) whether, under the Fifth Amendment to the United States Constitution (made applicable to the State by the Fourteenth Amendment to the United States Constitution), which provides in part “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”), the State could repeal or amend the Securitization Act or take any other action in contravention of the State Pledge without paying just compensation to the Holders, as determined by a court of competent jurisdiction, if doing so (i) constituted a permanent appropriation of a substantial property interest of the Holders in the Storm Recovery Property or denied all economically productive use of the Storm Recovery Property; (ii) destroyed the Storm Recovery Property other than in response to emergency conditions; or (iii) substantially impaired the value of the Storm Recovery Property or the Charges (other than as contemplated under true-up and refinancing mechanisms contemplated by the Securitization Act and the Order) so as to unduly interfere with the reasonable expectations of the Holders arising from their investments in the Bonds (a “Taking”).

§ 1234 of the Securitization Act authorizes the LSPC “to create a contract right”, and the LPSC has acknowledged in Ordering Paragraph 52 and 54 of the Order that the LPSC has formed a contract as part of the State Pledge. The State Pledge further contemplates that features of the State Pledge may be incorporated into the Bonds. Based on the foregoing, and supported by the conclusion in the opinion letter of Wilkinson, Carmody & Gilliam (“WCG”) of even date herewith, that the LSPC is contractually bound by its pledge that constitutes part of the State Pledge as a matter of Louisiana law, based upon our review of relevant judicial authority, as set forth in this letter, but subject to the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth herein and in the WCG opinion, it is our opinion that a reviewing court of competent jurisdiction, applying the decisions and analysis used in federal courts, in a properly prepared and presented case:

(i) would conclude that the State Pledge creates a contractual relationship between the Holders and the State that falls within the scope of the Federal Contract Clause;

(ii) would conclude that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Holders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any State Action determined by such court to cause an Impairment prior to the time that the Bonds are fully paid and discharged;

(iii) with respect to the questions presented above in (b), although sound and substantial arguments support the granting of preliminary injunctive relief, the decision to

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do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in Part II below; and a federal court should conclude that permanent injunctive relief is available under federal law to prevent implementation of State Action hereafter taken and determined by such court to limit, alter, impair or reduce the value of the Storm Recovery Property or otherwise cause an Impairment in violation of the Federal Contract Clause; and

(iv) would conclude under the Federal Takings Clause that the State would be required to pay just compensation to Holders if the State’s repeal or amendment of the Securitization Act or taking of any other action in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Holders in the Storm Recovery Property or denied all economically productive use of the Storm Recovery Property; (b) destroyed the Storm Recovery Property other than in response to emergency conditions; or (c) substantially reduced, altered, limited or impaired the value of the Storm Recovery Property or the Charges (other than as contemplated under true-up and refinancing mechanisms contemplated by the Securitization Act and the Order) or otherwise unduly interfered with the reasonable expectations of the Holders arising from their investments in the Bonds.

We also note, with respect to the opinion in (ii), that existing case law indicates that the State would have to establish that any Impairment is necessary and reasonably tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem. The cases also indicate that the State’s justification would be subjected to a higher degree of scrutiny, and that the State would bear a more substantial burden, if the State Action impairs a contract to which the State is a party (which we believe to be the case here), as contrasted to a contract solely between private parties.

We are not aware of any reported controlling judicial precedents that are directly on point with respect to the questions raised above. Accordingly, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court that is asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.

This letter is limited to the federal laws of the United States of America. Our opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause or Federal Takings Clause challenge to State Action or other State action; such precedents and such circumstances could change materially from those discussed below in this letter. Accordingly, such opinions are intended to express our belief as to the result that should be obtainable through the proper

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application of existing judicial decisions in a properly prepared and presented case. It is our and your understanding that none of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.

We are not aware of any reported judicial decision which we believe would provide a basis on which a court would declare the provisions of the Securitization Act to be invalid under the United States Constitution and it is our opinion that under existing case law, a reviewing court of competent jurisdiction would hold that the Securitization Act is constitutional in all material respects under the United States Constitution.

Discussion

I.	Protection of State Pledge Under the Federal Contract Clause

Section 1234 of the Securitization Act provides:

The state pledges to and agrees with bondholders, the owners of the storm recovery property, and other financing parties that the state will not:

(1) Alter the provisions of this Part which authorize the commission to create a contract right by the issuance of a financing order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

(2) Take or permit any action that impairs or would impair the value of storm recovery property; or

(3) Except as allowed under this Section and except for adjustments under any true-up mechanism established by the commission, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related storm recovery bonds have been paid and performed in full. Nothing in this Paragraph shall preclude limitation or alteration if

To Each of the Persons Listed on

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and when full compensation is made by law for the full protection of the storm recovery charges collected pursuant to a financing order and full protection of the holders of storm recovery bonds and any assignee or financing party.

Further, Paragraphs 50 through 54 of the Ordering Paragraphs of the Order issued by the LPSC provide:

50. Irrevocable. After the earlier of the transfer of the storm recovery property to the [Issuer] or issuance of the storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds and the related financing costs. The Commission covenants, pledges, and agrees it thereafter shall not amend, modify, or terminate this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges approved in this Financing Order, or in any way reduce or impair the value of the storm recovery property created by this Financing Order, except as may be contemplated by a refinancing authorized in strict accordance with the Securitization Act by a subsequent order of the Commission or by the periodic true-up adjustments authorized by this Financing Order, until the indefeasible payment in full of the storm recovery bonds and the related financing costs.

51. Duration. Consistent with Ordering Paragraph 5, this Financing Order and the storm recovery charges authorized hereby shall remain in effect until the storm recovery bonds and all financing costs related thereto have been indefeasibly paid or recovered in full. Consistent with Section 1228(C)(8), this Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings, or the merger or sale, of SWEPCO or its successors or assigns. Pursuant to Section 1229(H), any successor to SWEPCO, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, SWEPCO in the same manner and to the same extent as SWEPCO, including collecting

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and paying to the person entitled to receive them, the revenues, collections, payments, or proceeds of the storm recovery property.

52. Contract. The Commission acknowledges that the storm recovery bonds approved by this Financing Order will be issued and purchased in express reliance upon this Financing Order and the Commission’s covenant and pledge herein of irrevocability and the vested contract right created hereby. The provisions of this Financing Order shall create a contractual obligation of irrevocability by the Commission in favor of the owners from time to time of the storm recovery bonds, and any such bondholders may by suit or other proceedings enforce and compel the performance of this Financing Order against the Commission in accordance with the indenture. It is expressly provided that such remedy as to individual commissioners of the Commission is strictly limited to a claim solely for prospective relief of declaratory and injunctive relief only; there shall be no other cause or right of action for damages or otherwise against the individual commissioners. The purchase of the storm recovery bonds, which reference in their related documentation the covenant and pledge provided in this Financing Order, is acknowledged by the Commission to be adequate consideration by the owners of the bonds for the Commission’s covenant of irrevocability contained in this Financing Order. The Commission acknowledges that it would be unreasonable, arbitrary, and capricious for the Commission to take any action contrary to the covenant and pledge set forth in this Financing Order after the issuance of the storm recovery bonds.

53. Full Compensation. Nothing in this Financing Order shall preclude limitation or alteration of this Financing Order if and when full compensation is made for the full protection of the storm recovery charges approved pursuant to this Financing Order and the full protection of the holders of storm recovery bonds and any assignee or financing party.

54. Inclusion of Pledges. The [Issuer], as issuer of the storm recovery bonds, is authorized, pursuant to Section 1234(C) of the Securitization Act and this Financing Order, to include the State of Louisiana pledge contained in Section 1234 of the Securitization Act and the Commission pledge contained in Ordering Paragraph 50 with respect to the storm recovery property and storm recovery

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charges in the bonds and related bond documentation. This Financing Order is subject to the State pledge.

The Securitization Act § 1234 and Ordering Paragraphs 50 through 54 of the Order, including paragraph (2) in the block quote above, is referred to in this letter as the “State Pledge.” As authorized by the foregoing statutory provision and the Order, the language of the Securitization Act § 1234 of the State Pledge has been included in the Indenture and in the Bonds. Based on our analysis of relevant judicial authority, it is our opinion, subject to all of the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, a reviewing court of competent jurisdiction would conclude that the State Pledge provides a basis upon which the Holders (or the Indenture Trustee acting on their behalf) could challenge successfully, under the Federal Contract Clause, the constitutionality of any State Action determined by such court to reduce, alter or impair the value of the Storm Recovery Property or the Charges (other than as contemplated under true-up and refinancing mechanisms contemplated by the Securitization Act and the Order) or otherwise to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

Article I, Section 10 of the United States Constitution, known as the Federal Contract Clause, prohibits any state from impairing the “[o]bligation of [c]ontracts,” whether among private parties or among such state and private parties. The general purpose of the Federal Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”1 The law is well-settled that “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”2 Although the text of the Federal Contract Clause appears to proscribe any impairment, the United States Supreme Court has made it clear that the proscription is not absolute: “Although the appears literally to proscribe ‘any’ impairment, […] ‘the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”3

[1]	See U.S. Tr. Co. of N.Y. v. New Jersey, 431 U.S. 1, 15 (1977).
[2]	Id. at 17.
[3]

Id. at 21 (citation omitted); see also Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (“Although the language of the Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”) (citing Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

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The United States Supreme Court has applied a three-part analysis to determine whether a particular state action violates the Federal Contract Clause:4

(1)	whether the state action operates as a substantial impairment of a contractual relationship;

(2)	assuming such an impairment, whether the state action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the state action.

The first inquiry contains three components: “whether there is a contractual relationship, whether a change in law impairs that contractual relationship, and whether the impairment is substantial.”5 In addition, to succeed with a Federal Contract Clause claim involving a contract with the state itself, a party must show that the contractual relationship is not an invalid attempt by the state under the “reserved powers” doctrine to “surrender[ ] an essential attribute of its sovereignty.”6

As described above, the opinion of WCG concludes that that the State Pledge unambiguously indicates the State of Louisiana’s intent to be bound with the Holders and, subject to all of the qualifications, limitations and assumptions set forth in such opinion, supports the conclusion that the State Pledge constitutes a binding contractual relationship between the State of Louisiana and the Holders for purposes of Louisiana state law.

On that premise, the following three subparts address: (i) whether such a contract that falls within the scope of the Federal Contract Clause exists between the State and the Holders as a result of State Pledge; (ii) if so, whether such contract violates the “reserved powers” doctrine, which would render such contract unenforceable; and (iii) the State’s burden in justifying an impairment. The determination of whether particular State Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Order, the Storm Recovery Property or the Bonds vis-à-vis a particular State Action.

[4]	Energy Reserves, 459 U.S. at 411-13. See also, e.g., Lipscomb v. Columbus Mun. Separate Sch. Dist., 269 F.3d 494, 505 (5th Cir. 2001) and Kaminski v. Coulter, 865 F.3d 339, 344-45 (6th Cir. 2017).
[5]	Gen. Motors Corp. v. Romein, 503 U.S. 181, 186 (1992).
[6]	See U.S. Trust, 431 U.S. at 23.

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Therefore, we have assumed for purposes of this letter that any Impairment resulting from the State Action being challenged under the Federal Contract Clause would be substantial.

A. Existence of a Contractual Relationship

The courts have recognized the general presumption that, “absent some clear indication that a legislature intends to bind itself contractually, … ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”7 This presumption is based on the fact that the legislature’s principal function is not to make contracts, but to make laws that establish the policy of the state.8 Thus, a person asserting the creation of a contract with the State must overcome this presumption.

This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights. In determining whether a contract has been created by statute, “it is of first importance to examine the language of the statute.”9 The United States Supreme Court has ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.10 The United States Supreme Court has further stated that a contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”11

In U.S. Trust v. New Jersey, the United States Supreme Court affirmed the trial court’s finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.12 The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds. In finding the existence of a contract between such states and bondholders, the Court stated “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States

[7]	Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry., 470 U.S. 451, 465-66 (1985) (quoting Dodge v. Bd. of Educ., 302 U.S. 74, 79 (1937)).
[8]	See id. at 466 (citing Ind. ex rel. Anderson v. Brand, 303 U.S. 95, 104-05 (1938)).
[9]	Dodge, 302 U.S. at 78.
[10]	See Ind. ex rel. Anderson, 303 U.S. at 104-05 (1938) (noting “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Trust, 431 U.S. at 17-18 & n.14.
[11]	U.S. Trust, 431 U.S. at 17 n.14.
[12]	Id. at 17-18.

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covenant and agree with each other and with the holders of any affected bonds. . . .”13 In that case, the statute used the words “covenant and agree with each other and with the holders of any affected bonds.”14 Later, in National Railroad Passenger Corp. v. Atchison, Topeka & Santa Fe Railway Co., the Court discussed the U.S. Trust covenant and noted: “[r]esort need not be had to a dictionary or case law to recognize the language of contract” in such covenant.15

Similarly, in Indiana ex rel. Anderson v. Brand, the United States Supreme Court determined that the Indiana Teachers’ Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract. The Court based its decision, in part, on the legislature’s use of the word “contract” throughout the statute to describe the legal relationship between the state and such teachers.16

Like the language of the covenant considered in U.S. Trust, the language of the State Pledge unambiguously indicates the Legislature’s and the LPSC’s intent to bind the State by providing in pertinent part that the State “pledges to and agrees with the bondholders, the owners of the storm recovery property, and other financing parties that the state will not” take the actions listed in Sections 1234(1) through (2) of the Securitization Act, Securitization Act § 1234, and “the provisions of this Financing Order shall create a contractual obligation of irrevocability by the Commission in favor of the owners from time to time of the storm recovery bonds”, Ordering Paragraph 52 of the Order. The most evident difference between the Securitization Act portion of such language and the U.S. Trust statute is the use of the verb “pledges,” rather than “covenants,” but that difference is not, in our view, material.17 Indeed, much like the terms “covenant” and

[13]

Id. at 18. Although the issue of whether a contract existed between such states and the bondholders was never disputed on appeal, the Court reviewed the language of the covenant and the circumstances surrounding the covenant, and stated, “[w]e therefore have no doubt that the 1962 covenant has been properly characterized as a contractual obligation of the two States.” Id.

[14]	Id. at 18 (quoting 1962 N.J. Laws, c.8, § 6, 1962 N.Y. Laws, c. 209, § 6).
[15]	See Nat’l R.R., 470 U.S. at 470.
[16]

Brand, 303 U.S. at 105. However, the mere use of the word “contract” in a statute will not necessarily evince the requisite legislative intent. As the Court cautioned in National Railroad, the use of the word “contract” alone would not signify the existence of a contract with the government. Nat’l R.R., 470 U.S. at 470. In National Railroad, the Court found that use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads. The Court determined that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

[17]

It could be contended that the factual situation in the U.S. Trust case is distinguishable from the factual situation surrounding the issuance of the Bonds. In U.S. Trust, the bonds were issued by the Port Authority — a governmental agency — while the Bonds are being issued by a private entity, and the Securitization Act states that they are “not a debt or general obligation of the state.” The Securitization Act § 1233. However, the Securitization Act dictates that a utility must obtain a financing order before any “storm recovery bonds” such as the Bonds are issued. Id. § 1228. The authority to issue such an order rests with the State, acting through the LSPC, and therefore the issuance of the Bonds is state-sanctioned in a manner closely analogous to the situation in U.S. Trust. In addition, and most significantly, the Securitization Act pledges that the State will not “[t]ake or permit any action that impairs or would impair the value of storm recovery property,” and it expressly states that the pledge is to the “bondholders, the owners of the storm recovery property, and other financing parties.” Id. § 1234. This pledge not to permit or take action that would impair the value of the storm recovery property is thus like the covenant in U.S. Trust because it is directed to the bond holders and is intended “as security against repeal” in order to enhance the marketability of the storm recovery bonds. See U.S. Trust, 431 U.S. at 18.

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“agree” quoted in U.S. Trust, the phrase “pledges to and agrees” evidences a legislative intent to create private rights of a contractual nature enforceable against the State and the Order language is clear on the point. The provisions, also consistent with contract language and like the statute quoted in U.S. Trust names the beneficiaries of the State’s pledge and agreement. Further, the definition of the Legislature’s term — “pledge” — is “to bind by a promise.”18 Unlike the statute construed in National Railroad, the Securitization Act expressly includes language indicating the State’s obligation with respect to storm recovery bond transactions. See Securitization Act § 1234 (“The state pledges to and agrees . . . that the state will not … [t]ake or permit any action that impairs or would impair the value of storm recovery property . . . until any and all the principal, interest, premium, financing costs and other fees, expense or charges incurred, and any contracts to be performed, in connection with the related storm recovery bonds have been paid and performed in full.”) (emphasis added). Finally, it is important to note that the State also authorizes an issuer of storm recovery bonds to include the State Pledge in contracts with the holders of storm recovery bonds (such as the Bonds). Id. While the Securitization Act also states that neither the State of Louisiana nor any of its political subdivisions, agencies, or instrumentalities shall be liable on the Bonds and that the Bonds shall not be considered a debt or general obligation of the State of Louisiana nor any of its political subdivisions, agencies, or instrumentalities, that does not mean that no promise has been made for the purpose of impairment of contracts.

In summary, supported by the conclusion, subject to the qualifications, limitations and assumptions therein, in the opinion of WCG that the State Pledge constitutes a binding contractual relationship between the State of Louisiana and the Holders for purposes of Louisiana state law, the language of the State Pledge supports the conclusion that the State of Louisiana meant, through the State Pledge, to create a contractual relationship between the State and the Holders that falls within the scope of the Federal Contract Clause.19

[18]	WEBSTER’S NEW WORLD DICTIONARY 573 (2d ed. 1982).
[19]

In addition to the State Pledge, the LSPC’s financing order contains the following language: “The [LSPC] will act pursuant to this Financing Order as expressly authorized by the Securitization Act to ensure that expected storm recovery charge revenues are sufficient to pay at all times the scheduled principal of and interest on the storm recovery bonds issued pursuant to this Financing Order and all other financing costs in connection with the storm recovery bonds (including, when necessary, to bring all principal payments on the storm recovery bonds on schedule for each of the next two (2) succeeding bond payment dates).”

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B. Reserved Powers Doctrine

The “reserved powers” doctrine limits the State’s ability to bind itself contractually in a manner which surrenders an essential attribute of its sovereignty.20 Under this doctrine, if a contract purports to surrender a state’s “reserved powers” — powers that cannot be contracted away — such contract is void.21 Although the scope of the “reserved powers” doctrine has not been precisely defined by the courts, case law has established that a state cannot enter into contracts that forbid future exercises of its police powers or its power of eminent domain.22 In contrast, the United States Supreme Court has stated that a state’s “power to enter into effective financial contracts cannot be questioned.”23 Similarly, the Fifth Circuit, whose territorial jurisdiction includes Louisiana, has stated that “[p]urely financial obligations . . . do not surrender aspects of the State’s sovereignty, and thus are subject to the Contract Clause.”24

Under existing case law, the State Pledge does not, in our view, purport to surrender any “reserved powers” of the State. Although the State’s commitment not to “[t]ake or permit any action that impairs or would impair the value of storm recovery property” is broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,25 we do not believe courts, in applying the applicable federal case law, would construe the State Pledge as purporting to contract away, or forbid future exercises of, the State’s power of eminent domain or its police power to protect the public health and safety. Through “financing orders” (such as the Order), to be adopted by the LPSC in order to create storm recovery property, as defined in the Securitization Act, and through the Securitization Act, the State has authorized electric utilities to issue “storm recovery bonds” (such as the Bonds) and has pledged not to impair the value of the “storm recovery property” (such as the Storm Recovery Property)

[20]	U.S. Trust, 431 U.S. at 23.
[21]	Id. See generally United States v. Winstar Corp., 518 U.S. 839, 888-90 (1996) (plurality opinion).
[22]	U.S. Trust, 431 U.S. at 23-24 & nn.20-21 (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880), and W. River Bridge Co. v. Dix, 47 U.S. (6 How.) 507, 525-26 (1848)).
[23]

U.S. Trust, 431 U.S. at 24. See also Cont’l Ill. Nat’l Bank & Tr. Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”).

[24]	Lipscomb v. Columbus Mun. Separate Sch. Dist., 269 F.3d 494, 505 (5th Cir. 2001).
[25]	U.S. Trust, 431 U.S. at 25.

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securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for storm recovery bonds in order to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued as part of the recovery of storm-related costs. The Fifth Circuit has recognized that the ability to create financial inducements to encourage investment in the State is a valid exercise, not a surrender, of the State’s police power.26 As discussed above, in the absence of any contrary indication under Louisiana law, federal courts would find that the Securitization Act and the State Pledge constitute a contractual obligation undertaken by the State akin to the type of “financial contract” involved in U.S. Trust, and would not be viewed as an impermissible surrender of an essential attribute of State sovereignty.

C. State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a valid state contract must be justified by “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem,”27 and the state action causing that impairment must be both “reasonable and necessary to serve” such a public purpose.28

The contours of this test are illustrated by several decisions of the United States Supreme Court. In Home Building & Loan Ass’n v. Blaisdell,29 which the Court has described as “the leading case in the modern era of [Federal] Contract Clause interpretation,”30 the Court addressed a Contract Clause challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression, (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made “for such additional time as the court may

[26]

See Lipscomb, 269 F.3d at 512 (although “renewable forever” leases of state school lands eventually resulted in nominal rents, State’s offer of such leases did not surrender an essential attribute of State sovereignty but instead served the public interest by bringing in “rental income and encourag[ing] development that allowed the imposition of property taxes for the benefit of schools”). See also Matsuda v. City & Cty. of Honolulu, 512 F.3d 1148, 1153 (9th Cir. 2008) (explaining that the “initial task” in applying the reserved powers doctrine “is to determine whether the state had the ‘power to create irrevocable contract rights in the first place”) (quoting U.S. Trust, 431 U.S. at 23); Local Div. 589, Amalgamated Transit Union v. Massachusetts, 666 F.2d 618, 642 (1st Cir. 1981) (per curiam) (describing U.S. Trust as presenting “a paradigm of the type of protection that the Contract Clause was designed to offer – a protection given to those who invested money, time and effort against loss of their investment through explicit repudiation”).

[27]	Energy Reserves, 459 U.S. at 411-12.
[28]	U.S. Trust, 431 U.S. at 25. See also Puckett v. Lexington-Fayette Urb. Cnty. Gov’t, 833 F.3d 590, 599 (6th Cir. 2016) (articulating two-part test).
[29]	Blaisdell, 290 U.S. 398.
[30]	U.S. Trust, 431 U.S. at 15.

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deem just and equitable,” subject to certain limitations, and (ii) limited actions for deficiency judgments.31 The Court stated that the “reserved powers” doctrine could not be construed to “permit the State to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them.” On the other hand, the Court also indicated that the Federal Contract Clause could not be construed to prevent limited and temporary interpositions with respect to the enforcement of contracts if made necessary by a great public calamity such as fire, flood, or earthquake. The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts, as is the reservation of state power to protect the public interest in the other situations to which we have referred. And if state power exists to give temporary relief from the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood or earthquake, that power cannot be said to be nonexistent when the urgent public need demanding such relief is produced by other and economic causes.32

In upholding the Minnesota law, the Court relied on the following: (1) an economic emergency existed that threatened the loss of homes and lands which furnish those persons in possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of particular individuals but for the protection of a basic interest of society; (3) the relief provided by the law was appropriate to the emergency, and could only be granted upon reasonable conditions; (4) the conditions on which the period of redemption was extended by the law did not appear to be unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.33 In several contemporaneous cases, the United States Supreme Court struck down other laws passed in response to the economic emergency created by the Great Depression,34 thus reinforcing the notion that, to be justified, the impairment must be the result of a reasonable, necessary and tailored response to a broad and significant public concern.

The deference to be given by a court to a legislature’s determination of the need for a particular impairment depends on whether the contract is purely private or the state is a contracting party. Although courts ordinarily defer to legislative judgment as to the necessity and

[31]

The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal. The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law. Blaisdell, 290 U.S. at 415-18.

[32]	Id. at 439-40 (citation omitted).
[33]	Id. at 444-47.
[34]	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1934).

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reasonableness of a particular action,35 the Supreme Court has noted that such deference “is not appropriate” when a state is a contracting party.36 In that circumstance, a “stricter standard” of justification should apply.37 Indeed, in Energy Reserves Group v. Kansas Power & Light Co. the Court noted that “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”38

The leading case addressing impairment of contracts to which the state is a party is U.S. Trust. As noted above, there the state had covenanted that revenues and reserves securing certain bonds would not be depleted below a certain level.39 The state thereafter repealed that promise in order to finance new mass transit projects, claiming that the repeal was justified by the need to promote, and encourage additional use of, mass transportation in response to energy shortages and environmental concerns.40 The Court ruled that the state’s action was nevertheless invalid under the Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”41 The Court stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all.42 For example, the states “could discourage automobile use through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects.”43

[35]

Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987) (upholding against Federal Contract Clause challenge a law authorizing revocation of a coal mine operator’s mining permit as a reasonable and necessary response to the “devastating effects” of subsidence caused by underground mining).

[36]	U.S. Trust, 431 U.S. at 25-26.
[37]

Energy Reserves, 459 U.S. at 400, 412-13 n.14. See also Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 n.15 (1978) (“impairments of a State’s own contracts would face more stringent examination under the Contract Clause”).

[38]	459 U.S. at 412 n.14.
[39]	U.S. Trust, 431 U.S. at 25.
[40]	Id. at 28-29. The Court noted that when the bills to repeal the covenant were pending “a national energy crisis was developing.” Id. at 13-14.
[41]	Id. at 29.
[42]	Id. at 30.
[43]	Id. at 30 n.29.

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The Court in U.S. Trust contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons,44 which limited to five years the reinstatement rights of defaulting purchasers of land from the state. For many years prior to the enactment of this statute, defaulting purchasers had been allowed to reinstate their claims upon written request and payment of delinquent interest, unless the rights of third parties had intervened. In U.S. Trust, the Court stated that, this older (19th century) statute “had effects that were unforeseen and unintended by the legislature when originally adopted,” i.e., “speculators were placed in a position to obtain windfall benefits,” and therefore adoption of a statute of limitations was reasonable to restrict parties to gains reasonably expected from the contract when the original statute was adopted.45 In contrast, the need for mass transportation was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the covenant was adopted.46 Although, the Court noted, public perception of the importance of mass transit undoubtedly grew between 1962, when the covenant was adopted, and 1974, when it was repealed, “these concerns were not unknown in 1962, and the subsequent changes were of degree and not of kind . . . and [did not] cause the covenant to have a substantially different impact in 1974 than when it was adopted in 1962.”47

The Court in U.S. Trust also distinguished its earlier decision in Faitoute Iron & Steel Co. v. City of Asbury Park,48 which, according to the Court, was the “only time in this century that alteration of a municipal bond contract has been sustained.”49 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. Pursuant to that act, the holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. According to the Court in U.S. Trust, the earlier decision rejected the dissenting bondholders’ Federal Contract Clause claims on the theory that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”50 The U.S. Trust

[44]	City of El Paso v. Simmons, 379 U.S. 497 (1965).
[45]	U.S. Trust, 431 U.S. at 31.
[46]	Id. at 31-32.
[47]	Id. at 32.
[48]	Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942).
[49]	U.S. Trust, 431 U.S. at 27.
[50]	Id. at 28.

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Court further quoted Faitoute to the effect that the obligation in that case was “discharged, not impaired” by the plan.51

Thus, the relevant case law demonstrates that a state bears a substantial burden when attempting to justify an impairment of a contract to which it is a party. As noted by the Supreme Court, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”52 A mere recitation that the impairment is in the public interest is thus insufficient. Instead, a state action that impairs contracts to which it is a party must further a significant, legitimate and broad public purpose, not the interests of a narrow group; that public purpose must be served by a reasonable, necessary and carefully tailored measure, as “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”53

Subject to the qualifications, limitations and assumptions set forth in this letter, and supported by the conclusion, subject to the qualifications, limitations and assumptions therein, in the opinion of WCG that that the State Pledge unambiguously indicates the State of Louisiana’s intent to be bound with the Holders and that the State Pledge constitutes a binding contractual relationship between the State of Louisiana and the Holders for purposes of Louisiana state law, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case applying federal precedent, would conclude that the State Pledge constitutes a

[51]	Id.
[52]

Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25-28; Kavanaugh, 295 U.S. 56 (1935); and Murray v. Charleston, 96 U.S. 432 (1878)). In Kavanaugh, the United States Supreme Court reversed a decision of the Arkansas Supreme Court upholding the validity of legislative enactments which, in the words of the former, take “from the mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor” by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage. 295 U.S. at 60. Such enactments were accompanied by a legislative “declaration of an emergency, which was stated to endanger the peace, health and safety of a multitude of citizens.” 295 U.S. at 59. In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina upholding an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City. This “tax” was held to violate the Federal Contract Clause: “no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors.” 96 U.S. at 448.

[53]

U.S. Trust, 431 U.S. at 31. In United Auto., Aerospace, Agr. Implement Workers of Am. Int’l Union v. Fortuño, 633 F.3d 37, 43-44 (1st Cir. 2011), the First Circuit held that the plaintiff bears the burden of proving that the state actions causing a substantial impairment are not reasonable or necessary. The First Circuit acknowledged that its position is in “some tension with the Supreme Court’s instruction” in U.S. Trust, and that “many courts have concluded that this burden rests with the state.” Id. at 43. See also Sullivan v. Nassau County Interim Finance Authority, 959 F.3d 54, 66 (2d Cir. 2020) (noting issue but declining to address it). The Fifth Circuit has stated that “when the State is a party to the contracts, the court cannot defer to the State because the State’s self-interest as a party is implicated.” See Lipscomb, 269 F.3d at 505 (citing U.S. Trust).

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contractual relationship between the Holders and the State that falls within the scope of the Federal Contract Clause, and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Holders could successfully challenge under the Federal Contract Clause the constitutionality of any State Action determined by such court to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

II. Availability of Injunctive Relief in a Federal Court

In a challenge to State Action alleged to cause an Impairment, the remedies the plaintiff would be expected to seek would include an order enjoining State officials from enforcing the provisions of such State Action.54

A. Preliminary Injunctive Relief

Under federal law, a federal court would assess the following matters in determining whether (in its discretion) to grant preliminary injunctive relief: (a) whether the party seeking an injunction is likely to succeed on the merits; (b) whether the party is likely to suffer irreparable harm in the absence of preliminary relief; (c) whether the balance of equities tips in favor of the party seeking the injunction; and (d) whether an injunction is in the public interest.55

Success on the Merits. For purposes of our opinion regarding the availability of injunctive relief, we have assumed that a reviewing court of competent jurisdiction will find a strong likelihood of success on the merits, i.e., that the State Action is likely an Impairment. As explained above, applying applicable federal precedent, in the absence of any contrary precedent under Louisiana law, the Securitization Act and State Pledge would be viewed as constituting a contractual relationship between the Holders and the State that falls within the scope of the Federal Contract Clause. Thus, we examine only the three remaining portions of the test.

[54]

If plaintiffs also seek money damages in federal court, the State defendants could claim immunity. The Eleventh Amendment bars federal courts from granting money damages against the State unless the State waives that immunity.

[55]

Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008). See also Dresser-Rand Co. v. Virtual Automation Inc., 361 F.3d 831, 847-48 (5th Cir. 2004) (citing Amoco Prod. Co. v. Village of Gambell, 480 U.S. 531, 546 n.12 (1987)).

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Irreparable Harm. In considering irreparable harm, courts evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;56 (2) irreparable injury is likely in the absence of an injunction;57 (3) the threat of harm to plaintiff is immediate;58 and (4) litigation can offer monetary compensation instead.59 In addition, “‘[w]hen an alleged deprivation of a constitutional right is involved, most courts hold that no further showing of irreparable injury is necessary.’”60

Causation. Holders would have to prove that enforcement of the State Action would cause detriment to them, such as loss of expected payments or loss of bond value. Given that a fundamental premise of an Impairment is State Action to the detriment of Holders, Holders should be able to show causation.

Likelihood. Holders would have to prove that harm is likely absent an injunction. Likely harm is a premise that makes the State Action an Impairment in the first place. Thus, we assume Holders could prove likely harm absent an injunction.

Immediacy. If scheduled payments are disrupted by State Action before a trial on the merits, immediate harm could be proven. If, however, a trial on the merits is possible before such harm will occur, the harm is not immediate enough to support a preliminary injunction.61 In addition, depressed bond values may be experienced before trial. The fact that diminished credit quality due to the State Action leads to diminished Bond value also should be provable.

[56]	Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011); see Book People, Inc. v. Wong, 91 F.4th 318 (5th Cir. 2024); Garcia v. Google, Inc., 786 F.3d 733, 745 (9th Cir. 2015).
[57]	Winter, 555 U.S. at 22.
[58]	Serafine v. Crump, 800 Fed. Appx. 234, 236 (5th Cir. 2020); D.T. v. Sumner Cnty. Schs., 942 F.3d 324, 327 (6th Cir. 2019); Caribbean Marine Servs. Co. v. Baldrige, 844 F.2d 668, 674 (9th Cir. 1988).
[59]

Sampson v. Murray, 415 U.S. 61, 90 (1974); see also, e.g., Janvey v. Alguire, 647 F.3d 585, 600 (5th Cir. 2011) (“In general, a harm is irreparable where there is no adequate remedy at law, such as monetary damages.”).

[60]

Opulent Life Church v. City of Holly Springs, 697 F.3d 279, 295 (5th Cir. 2012) (quoting 11A Charles Alan Wright, Arthur R. Miller & Mary Kay Kane, FEDERAL PRACTICE AND PROCEDURE § 2948.1 (2d ed. 1995)).

[61]

Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984) (only if plaintiff will suffer irreparable harm in period before final judgment following trial can preliminary injunction issue).

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Alternative remedies. Unless the State waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the State.62 Absent a State waiver of immunity, money damages would be unavailable to redress the harm to Holders from the State Action, supporting the inadequacy of relief available in a federal court.63 In addition, depending on the nature of the impairment, a legal remedy may be inadequate because the amount of damages may be difficult or impossible to measure,64 or because the injury is of a continuing nature such that the Holders would be forced to sue for damages each time they suffer injury (e.g., non-receipt of a scheduled interest payment),65 further supporting the inadequacy of relief available in a federal court.66

Balance of Equities. Before issuing a preliminary injunction, a court identifies the harm that a preliminary injunction might cause the defendant and weighs it against plaintiff’s threatened

[62]	Frew ex rel. Frew v. Hawkins, 540 U.S. 431, 437 (2004) (federal courts may not award retrospective relief, for instance, money damages or its equivalent, if state invokes its immunity).
[63]

See Wages & White Lion Invs., L.L.C. v. United States FDA, 16 F.4th 1130, 1142 (5th Cir. 2021) (stating that complying with an agency order later held invalid almost always produces the irreparable harm of nonrecoverable compliance costs because federal agencies generally enjoy sovereign immunity for any monetary damages); Commonwealth v. Biden, 57 F.4th 545, 556 (6th Cir. 2023) (explaining that governmental sovereign immunity “typically makes monetary losses … irreparable”); Chamber of Com. of U.S. v. Edmondson, 594 F.3d 742, 756, 770–71 (10th Cir. 2010) (associations’ members were likely to suffer irreparable harm from compliance costs related to state law that might total more than $1,000 per business per year because such costs were unrecoverable as damages due to sovereign immunity); Entergy Nuclear Vt. Yankee, LLC v. Shumlin, 733 F.3d 393, 423 (2d Cir. 2013) (injunction supported in part because money damages unavailable to movant because of state immunity under Eleventh Amendment); KPMG LLP v. United States, 139 Fed.Cl. 533, 537 (Fed. Cl. 2018) (“[a]s a general principle, where plaintiff has no ability to recoup lost profits against the United States, the harm to the plaintiff is irreparable”); E. Bay Sanctuary Covenant v. Biden, 993 F.3d 640, 677 (9th Cir. 2021) (where parties cannot typically recover monetary damages flowing from their injury economic harm can be considered irreparable); Odebrecht Const., Inc. v. Secretary, Florida Dept. of Transp. 715 F3d 1268, 1289 (11th Cir. 2013); Entergy, Arkansas, Inc. v. Nebraska, 210 F3d 887, 899–900 (8th Cir. 2000) (chances for a preliminary injunction may be “heightened” where relief in the form of money damages is barred by the government’s sovereign immunity); but see Black United Fund of N.J., Inc. v. Kean, 763 F.2d 156, 161 (3d Cir. 1985) (“[t]hat the Eleventh Amendment may pose an obstacle to recovery of damages in the federal court does not transform money loss into irreparable injury for equitable purposes”).

[64]	See Dresser-Rand Co., 361 F.3d at 848 (a plaintiff can prove there is no adequate remedy at law where damages cannot be calculated).
[65]	See, e.g., Janvey, 647 F.3d at 600 (noting that some courts have found that a remedy at law is inadequate if legal redress may be obtained only by pursuing a multiplicity of actions).
[66]	See Lipscomb, 269 F.3d at 500-02.

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injury,67 and can also consider the equities of nonparties.68 Here, a court will likely consider the balance of harm in the next stage of the analysis instead because assessing the harm to the opposing party and weighing the public interest merge when the government is the opposing party.69

Public Interest. In exercising their discretion, courts of equity “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”70 And, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”71 However, there is no “blanket presumption in favor of the

[67]

Scotts Co. v. United Indus. Corp., 315 F.3d 264, 284 (4th Cir. 2002); see Winter, 555 U.S. at 24; Earth Island Inst. v. Carlton, 626 F.3d 462, 475 (9th Cir. 2010) (assignment of weight to particular harms is matter for district courts to decide).

[68]	Horwitz v. Southwest Forest Indus., Inc., 604 F. Supp. 1130, 1136 (D Nev. 1985); see Publications Int’l, Ltd. v. Meredith Corp., 88 F.3d 473, 478 (7th Cir. 1996).
[69]

Assessing the harm to the opposing party and weighing the public interest “merge when the Government is the opposing party.” Crutsinger v. Davis, 930 F.3d 705,706 (5th Cir. 2019) citing Nken v. Holder, 556 U.S. 418, 435 (2009); Daunt v. Benson, 956 F.3d 396, 422 (6th Cir. 2020); Drakes Bay Oyster Co. v. Jewell, 747 F.3d 1073, 1092 (9th Cir. 2014); Minard Run Oil Co. v. United States Forest Serv., 670 F.3d 236, 256 (3rd Cir. 2011);.

[70]

Winter, 555 U.S. at 24; Salazar v. Buono, 559 U.S. 700, 714 (2010); see also Charter Twp. of Huron, Mich. v. Richards, 997 F.2d 1168, 1175 (6th Cir. 1993) (“Before resorting to this extraordinary remedy, a court must balance the interests of the parties giving particular attention to the public consequences of a decree.”).

[71]

Maryland v. King, 567 U.S. 1301, 1303 (2012) (Roberts, Circuit Justice) (internal quotes omitted); Planned Parenthood of Greater Tex. Surgical Health Servs. v. Abbott, 734 F.3d 406, 419 (5th Cir. 2013).

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government in all preliminary injunction cases.”72 The government does not have an interest in enforcing unconstitutional laws.73 And financial concerns are not a paramount public interest.74

The function of preliminary injunctive relief is to preserve the latest uncontested status quo prior to the action which is the subject of the legal challenge.75 The latest uncontested status quo with respect to the Bonds prior to the challenged State Action would appear to be the continued effectiveness of the Order and the validity of the Storm Recovery Property and Charges. Although there are older cases stating that these four requirements may be applied on a “sliding scale,” the Fifth Circuit has suggested that they may have been implicitly overruled by that Supreme Court decision.76 Instead, the Fifth Circuit has repeatedly said that a “ ‘preliminary injunction is an extraordinary remedy which should not be granted unless the party seeking it has clearly carried the burden of persuasion on all four requirements.’”77

As discussed above, the likely primary harm to Holders would come from delinquent Bond payments or diminished Bond value. If the legislation merely targets the State Pledge, without

[72]	Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013).
[73]

See, e.g., Washington v. Reno, 35 F.3d 1093, 1103 (6th Cir. 1994) (“[E]ntry of a limited injunction to prevent the use of [public] monies to finance the security functions of the federal penal institutions will not in any way harm the public interest. Although forcing the Bureau of Prisons to fund security monitoring of telephone calls through proper appropriations channels may result in a greater drain on the government’s finances, the responsibility for such security features does in fact rest with the government. Moreover, the relatively minor increase in Congressional appropriations necessary to replace the monies improperly diverted from the Commissary Fund does not outweigh the greater public interest in having governmental agencies abide by the federal laws that govern their existence and operations.”); Chamber of Com. of U.S. v. Edmondson, 594 F.3d 742, 771 (10th Cir. 2010); N. Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2nd Cir. 2013).

[74]	See Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013) (rejecting state’s proffered financial concerns as relevant public interest).
[75]

Univ. of Tex. v. Camenisch, 451 U.S. 390, 395 (1981) (“The purpose of a preliminary injunction is merely to preserve the relative positions of the parties until a trial on the merits can be held.”); Wenner v. Tex. Lottery Comm’n, 123 F.3d 321, 326 (5th Cir. 1997) (“Preliminary injunctions commonly favor the status quo and seek to maintain things in their initial condition so far as possible until after a full hearing permits final relief to be fashioned.”); Jonibach Mgmt. Trust v. Wartburg Enters., 750 F.3d 486, 491 (5th Cir. 2014) (citing Univ. of Tex. v. Camenisch).

[76]	Atchafalaya Basinkeeper v. U.S. Army Corps of Eng’rs, 894 F.3d 692, 696 n.1 (5th Cir. 2018).
[77]

Jordan v. Fisher, 823 F.3d 805, 809 (5th Cir. 2016) (quoting Bluefield Water Ass’n, Inc. v. City of Starkville, 577 F.3d 250, 253 (5th Cir. 2009)); see also, e.g., Def. Distributed v. U.S. Dep’t of State, 838 F.3d 451, 456-57 (5th Cir. 2016) (quoting PCI Transp., Inc. v. Fort Worth & W. R.R. Co., 418 F.3d 535, 545 (5th Cir. 2005) (same)), cert. denied, 138 S. Ct. 638 (2018).

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pursuing some larger public policy goal, a court would more likely view the State as merely seeking to advance its own pecuniary interests (coinciding, likely, with actions prohibited by constitutional restrictions against impairment of contracts) and would likely see little public interest advanced. But if the State Action is part of a larger public policy aim, and the modification or elimination of the State Pledge is an important and integrated part of the statutory scheme, the court may weigh the public interest advanced by that State Action to disfavor issuing the injunction.

We cannot offer more than the framework above for assessing this element of the test of issuance of an injunction because much will depend on the particulars of the State Action. But we strain to conceive of legislation that seeks broad public policy aims that cannot be achieved without modifying or eliminating the State Pledge favoring Holders. Thus, we assume here that the public interest will not prevent a court from issuing an injunction.

Based on the foregoing, the Holders likely could satisfy these standards for temporary injunctive relief, and a temporary injunction to prevent an unconstitutional Impairment should be an available remedy.78

B. Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are essentially the same as for a preliminary injunction, except that the moving party must demonstrate actual success on the merits (prevailing at trial).79 On that basis, we hold the same views regarding a permanent injunction as those we expressed above for a preliminary injunction.

II. Protections Afforded by Takings Clauses

A. Federal Takings Clause Protections

[78]

See Jackson Women’s Health Org. v. Currier, 760 F.3d 448, 458 (5th Cir. 2014) (“[I]t is always in the public interest to prevent the violation of a party’s constitutional rights.”) (citing Awad v. Ziriax, 670 F.3d 1111, 1132 (10th Cir.2012)); Dahl v. Bd. of Trustees of W. Michigan Univ., 15 F.4th 728, 736 (6th Cir. 2021) (“Proper application of the Constitution, moreover, serves the public interest, …. as it is always in the public interest to prevent the violation of a party’s constitutional rights[.]”) (internal citations omitted).

[79]

Dresser-Rand Co. v. Virtual Automation, Inc., 361 F.3d 831, 847, (5th Cir. 2004) (stating that for a permanent injunction to be issued, the plaintiff must prevail on the merits of his claim and establish that equitable relief is appropriate in all other respects); Jolivette v. Husted, 694 F.3d 760, 765 (6th Cir. 2012) (“In general, the standard for a preliminary injunction is essentially the same as for a permanent injunction with the exception that for a preliminary injunction, the plaintiff must show a likelihood of success on the merits rather than actual success.”) (cleaned up); New York Civil Liberties Union v. New York City Transit Auth., 684 F.3d 286, 294 (2nd Cir. 2012); Perfect 10, 653 F.3d at 979–80.

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The Takings Clause of the Fifth Amendment of the United States Constitution—“nor shall private property be taken for public use, without just compensation”—is made applicable to state action via the Fourteenth Amendment.80 The Federal Takings Clause covers both tangible and intangible property.81 Rights under contracts can be property for purposes of the Federal Takings Clause,82 but legislation that “disregards or destroys” contract rights does not always constitute a taking.83 Where intangible property is at issue, state law will determine whether a property right exists. If a court determines that an intangible asset is property, a court will next look to whether the owner of the property interest had a “reasonable investment-backed expectation” that the property right would be protected.84

The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (a) permanently appropriates or denies all economically productive use of property;85 (b) destroys property other than in response to emergency conditions;86 or (c) reduces, alters or impairs the

[80]	Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
[81]	Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003-04 (1984).
[82]	Lynch v. United States, 292 U.S. 571, 577 (1934).
[83]	Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
[84]	2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).
[85]

Connolly, 475 U.S. at 225 (noting that in that case the government did not “permanently appropriate” any of the employer’s assets for its own use); Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001) (“regulation which ‘denies all economically beneficial or productive use of ‘land’ will require compensation under the Takings Clause”) (citing Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1015 (1992), which notes that for personal property, however, some regulations that limit use of personal property may not be compensable takings given the state’s “traditionally high degree of [economic] control over commercial dealings,” id. at 1027-28); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982) (“The total destruction by the government of all compensable value of these liens, which constitute compensable property, has every possible element of a Fifth Amendment ‘taking’ and is not a mere ‘consequential incidence’ of a valid regulatory measure.”) (quoting Armstrong v. United States, 364 U.S. 40, 48 (1960)).

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The emergency exception to the just compensation requirement of the Federal Takings Clause appears in several Supreme Court decisions. See generally 2 Rotunda & Nowak, supra, § 15.12(C), at 1013-1015. Several of these decisions involve the government’s activities during military hostilities. See, e.g., United States v. Caltex (Phil.), Inc., 344 U.S. 149 (1952) (no compensable taking when Army destroys property to prevent enemy forces from obtaining it); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958) (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort); Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969) (no compensable taking where private property destroyed when U.S. troops take shelter there). Compare United States v. Pewee Coal Co., 341 U.S. 114 (1951) (plurality opinion) (compensable taking when occupation is physical rather than regulatory, emergency notwithstanding). The emergency exception is not limited to wartime activities, however. See, e.g., Miller v. Schoene, 276 U.S. 272 (1928) (no compensable taking where trees destroyed to prevent disease from spreading to other trees); Dames & Moore v. Regan, 453 U.S. 654 (1981) (no compensable taking resulting from executive order nullifying attachments on Iranian assets and permitting those assets to be transferred out of the country). The emergency exception is not limited to the physical destruction of property by the government, see Cent. Eureka Mining, 357 U.S. at 168, but the Supreme Court has suggested it does not apply to physical occupation of property, see Pewee, 341 U.S. at 116-17 (plurality opinion), or permanent appropriation, see Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005), both of which constitute a per se taking. Moreover, we believe that a permanent appropriation of property by the government would be generally inconsistent with the concept of an “emergency.” See Cent. Eureka Mining, 357 U.S. at 168 (describing wartime restrictions as “temporary in character”).

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value of property so as to unduly interfere with reasonable investment-backed expectations.87 In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with legitimate property interests and distinct investment-backed expectations of bondholders.

The Supreme Court has identified two categories where regulatory action constitutes a per se taking—when the government by regulation “has physically taken property for itself or someone else,”88or deprived the owner of all economically beneficial use of the property.89 Outside of these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.90 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the economic impact of the regulation on the claimant; and (iii) the extent to which the regulation has interfered with distinct investment-backed expectations.91

[87]

Connolly, 475 U.S. at 224-25 (noting that one point of Federal Takings Clause analysis is “the extent to which the regulation has interfered with distinct investment-backed expectations”) (quoting Penn Cent. Transp. Co. v. New York, 438 U.S. 104, 124 (1978)); Cent. Eureka Mining, 357 U.S. 155 (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort).

[88]	Cedar Point Nursery v. Hassid, 141 S. Ct. 2063, 2072 (2021).
[89]	Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005); Lucas, 505 U.S. at 1019.
[90]	Penn Central, 438 U.S. 104, 124 (1978).
[91]	Id.

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The first factor requires the court to examine “the purpose and importance of the public interest underlying a regulatory imposition.”92

The second factor incorporates the principle enunciated by Justice Holmes: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”93 “Not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”94 Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

Under the third factor, the burden of showing interference with reasonable investment-backed expectations is a heavy one.95 Thus, a reasonable investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need.’”96 Further, “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”97 “[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking. . . . This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation.”98 In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a “reasonable expectation” at the time the contract was entered that it “would proceed without possible hindrance” arising from changes in government policy.99

We are not aware of any case law that addresses the applicability of the Federal Takings Clause in the context of exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome of any claim that interference by the State with the value of the Storm Recovery Property without compensation is unconstitutional, would likely depend on factors such as the State interest furthered by that interference and the extent of

[92]	Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003); see also Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987).
[93]	Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
[94]	Armstrong v. United States, 364 U.S. 40, 48 (1960).
[95]	DeBenedictis, 480 U.S. at 493.
[96]	Monsanto, 467 U.S. at 1005-06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
[97]	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
[98]	Connolly, 475 U.S. at 224.
[99]	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).

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financial loss to Holders caused by that interference, as well as the extent to which courts would consider that Holders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to this last factor, we note that the Securitization Act expressly provides for the creation of storm recovery property in connection with the issuance of the Bonds, and further provides that the applicable financing order, following the earlier of the transfer of the storm recovery property to an assignee and the issuance of the Bonds, is irrevocable until the indefeasible payment in full of the Bonds and the financing costs. The Securitization Act § 1228(C)(5) and Ordering Paragraph 50 of the Order. Moreover, through the State Pledge, the State has pledged, “for the benefit of the bondholders and other financing parties” not to impair the value of such storm recovery property or the associated storm recovery charges (other than as contemplated under true-up and refinancing mechanisms contemplated by the Securitization Act and the Order) until payment in full of the Bonds. Id. § 1234 and see Ordering Paragraph 50. Given the foregoing, we believe it would be hard to dispute that Holders have reasonable investment expectations with respect to their investments in the Bonds.

Based on our analysis of judicial authority discussed above, it is our opinion that, as set forth above, subject to all of the qualifications, limitations and assumptions set forth in this letter, including that the Securitization Law and the State Pledge created a contractual obligation of the State under state law, under the Federal Takings Clause, a reviewing court of competent jurisdiction would hold that the State is required to pay just compensation to Holders if the State’s repeal or amendment of the Securitization Act or taking of any other action by the State in contravention of the State Pledge constituted a Taking. As noted earlier, in determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the Holders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.100

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A takings claim is generally not ripe until the government has made a final decision as to how a regulation will be applied to the property at issue. Pakdel v. City and County of San Francisco, 141 S. Ct. 2226, 2228, 2230 (2021). Although federal courts used to find a taking claim not ripe unless the owner had also sought and been denied compensation through whatever mechanisms state law provides. Williamson Cty. Reg’l Planning Comm’n v. Hamilton Bank of Johnson City, 473 U.S. 172, 186 (1985), the Supreme Court overruled that precedent in Knick v. Twp. of Scott, 139 S. Ct. 2162 (2019). There, the Court held that if a state or local government takes property without compensation, a property owner “can bring a federal suit” under 42 U.S.C. § 1983 (emphasis added), “without first bringing any sort of state lawsuit[.]” 139 S. Ct. at 2172–73 (quoting David A. Dana & Thomas W. Merrill, PROPERTY: TAKINGS 262 (2002)). The Court added, however, that if the state has an adequate procedure for obtaining compensation for the taking, there typically will be “no basis to enjoin the government’s action effecting a taking,” so equitable relief will be “generally unavailable” in federal court in takings cases. 139 S. Ct. at 2172–73. We express no opinion as to whether Louisiana provides any administrative or judicial procedures for seeking just compensation for a taking of the type of contract rights the Holders possess, or whether such procedures are “adequate.” See generally Severance v. Patterson, 566 F.3d 490, 498 (5th Cir. 2009) (“inadequate procedures are those that almost certainly will not justly compensate the claimant”) (quoting Samaad v. City of Dallas, 940 F.2d 925, 234 (5th Cir. 1991), abrogated on other grounds by Stop the Beach Renourishment, Inc. v. Fla. Dep’t of Envtl. Prot., 560 U.S. 702, 728 (2010)), certified question answered, 370 S.W.3d 705 (Tex. 2012). To the extent that there is a taking and state procedures for seeking just compensation are inadequate, Holders (or the Indenture Trustee on their behalf) or the LPSC could seek to enjoin enforcement of the State action by suing individual officers under Ex Parte Young, 209 U.S. 123, 155–56 (1908) and 42 U.S.C. § 1983.

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* * * * *

This opinion letter may not be relied on in any manner or for any purpose by any Person other than the addressees listed on Schedule A hereto nor may this opinion letter be relied on by you for any purpose other than for the transactions described herein without our prior written consent. This opinion letter may not be quoted, published, communicated or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter) other than the addressees listed on Schedule A hereto without our specific prior written consent, except that (x) each of the Underwriters may furnish copies of this letter (i) to any of its accountants or attorneys, (ii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (iii) to any other person for the purpose of substantiating an Underwriter’s due diligence defense and (iv) as otherwise required by law; provided, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, (y) a copy of this opinion letter may be posted by or at the direction of SWEPCO or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by SWEPCO or the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

We hereby consent to the filing of this letter as an exhibit to the registration statement filed on Form SF-1 (Registration Nos. 333-282250 and 333-282250-01) filed on September 20, 2024, (as amended, the “Registration Statement”), and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the LSPC.

This opinion letter is being given as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may

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hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

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SCHEDULE A

U.S. Bank Trust Company, National Association

as Indenture Trustee

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

U.S. Bank National Association

as Securities Intermediary

190 S. LaSalle Street

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

7 World Trade Center at

250 Greenwich Street, 25th Floor

New York, New York 10007

Standard & Poor’s Ratings Group, Inc.

Structured Credit Surveillance

55 Water Street, 40th Floor

New York, New York 10041

Southwestern Electric Power Company

1 Riverside Plaza

Columbus, Ohio 43215

SWEPCO Storm Recovery Funding LLC

428 Travis Street

Shreveport, Louisiana 71101

Citigroup Global Markets Inc.

390 Greenwich Street, 1st Floor

New York, New York 10013

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281